Exhibit 99.1

ROBERT KYNCL NAMED CEO OF WARNER MUSIC GROUP STARTING JANUARY 1, 2023

Entrepreneurial Leader and Creator Economy Pioneer Joining from YouTube

Steve Cooper to Complete Successful Tenure as Longest-Running WMG CEO on January 31

NEW YORK, NY – September 21, 2022: Robert Kyncl has been appointed Chief Executive Officer of Warner Music Group Corp. (Nasdaq: WMG), effective January 1, 2023. Kyncl currently serves as Chief Business Officer at YouTube, where he’s been instrumental in its phenomenal growth across all platforms. To ensure a smooth leadership transition, Kyncl and current WMG CEO Steve Cooper will serve as Co-CEOs for the month of January 2023. As of February 1, 2023, Kyncl will become sole CEO of WMG and assume Cooper’s board seat on WMG’s Board of Directors.

Since 2010, Kyncl has played a central role in YouTube’s strategy and its impact on entertainment and culture, including overseeing its creative and commercial partnerships, as well as its operations. He’s driven the development and expansion of YouTube’s creator, artist, and media company ecosystem, while helping lead the launch of its paid subscription services, YouTube Music, YouTube Premium, and YouTube TV. Prior to YouTube, Kyncl spent seven years at Netflix, where he led the push into streaming film and TV content, helping the company evolve into an entertainment giant.

Cooper is the longest-running CEO in WMG’s history, having been appointed in August 2011, following the purchase of the company by Len Blavatnik’s Access Industries. During Cooper’s leadership, the company has expanded its investment in artists and songwriters, grown its global market share, and diversified its revenue sources. The first music entertainment company to report streaming as its largest source of recorded music revenue, WMG has now established a reputation as a Web 3.0 innovator. In the last decade, the company has acquired companies such as Parlophone Label Group, Gold Typhoon, Spinnin’, and 300, launched operations in over 20 additional countries, and assembled a network of D2C destinations under the WMX banner.

WMG’s Board of Directors said, “After a thorough search, we’re delighted to be appointing Robert Kyncl, who will make an outstanding leader for WMG’s continued transformation and success. We thank Steve for his many accomplishments over more than a decade, and we look forward to welcoming our new CEO in January.”

Len Blavatnik, Founder and Chairman of Access Industries said, “Robert is the right CEO to meet this moment. His command of technology to serve creativity will unlock new opportunities at scale for artists, songwriters, and their teams. He sees over the horizon to find ways to make world-class entertainment accessible for all.”

He added, “It would be difficult to overstate our gratitude to Steve for all his expertise and hard work. He has done an exceptional job driving the company from decline to growth and spearheading its 2020 IPO. He has established a strong management team and culture, and his tenure at WMG will benefit the music ecosystem for years to come.”

Robert Kyncl said, “Music is an incredible creative force, with an unmatched ability to bring emotions, build communities, and propel change. We’re just at the beginning of what’s possible in recognizing music’s true power, value, and reach. Thanks to Steve and his team, WMG is very well positioned for a future of serving artists and songwriters, as well as their fans. I’m looking forward to partnering with Max [Lousada], Guy [Moot], Carianne [Marshall], and all of the company’s leadership, and I thank WMG’s Board of Directors, Len, and Steve, for this once-in-a-lifetime opportunity at this iconic company.”

Steve Cooper said, “Robert is a fantastic choice for CEO. He’s a hugely talented executive who’ll bring dynamic energy to WMG and the music entertainment business. He’ll have world-class partners in WMG’s senior management and global team. I’m very proud of all we’ve accomplished together, attracting and nurturing amazing artists and songwriters, while leading the industry in the use of new technologies and the expansion into emerging markets. After a smooth handover with Robert is complete, I’m looking forward to becoming a full-time fan of the best team in the business.”

Recruited by Netflix in 2003 to work on its DVD-by-mail business, Kyncl volunteered to explore the potential of streaming video in 2005 and helped deliver the debut of Netflix’s streaming service in 2007. Having forged wide-ranging relationships across entertainment culture, he joined YouTube in 2010. He began his career in the mailroom of a talent agency, J. Michael Bloom, and then worked for HBO International, before joining a kids entertainment start-up, ALFY.

Robert Kyncl and his wife Luz run the Kyncl Family Foundation, which provides financial assistance to students from underrepresented communities pursuing STEM degrees. A sought-after speaker on cultural trends and technology, he is the co-author of Streampunks: YouTube and the Rebels Remaking Media. He holds an MBA from Pepperdine University and a BS in International Relations from SUNY New Paltz.

Access accompanying image here.

Photo Courtesy of Warner Music Group

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About Warner Music Group

With a legacy extending back over 200 years, Warner Music Group (WMG) today brings together artists, songwriters, and entrepreneurs that are moving entertainment culture across the globe. Operating in more than 70 countries through a network of affiliates and licensees, WMG’s Recorded Music division includes renowned labels such as 300 Entertainment, Asylum, Atlantic, Big Beat, Canvasback, Elektra, Erato, First Night, Fueled by Ramen, Nonesuch, Parlophone, Reprise, Rhino, Roadrunner, Sire, Spinnin’, Warner Records, Warner Classics, and Warner Music Nashville. WMG’s music publishing arm, Warner Chappell Music, has a catalog of over one million copyrights spanning every musical genre, from the standards of the Great American Songbook to the biggest hits of the 21st century. Warner Music Group is also home to ADA, the independent artist and label services company – as well as next gen artist services division WMX, which includes consumer brands such as Songkick, the live music app; EMP, the merchandise e-tailer; UPROXX, the youth culture destination; and HipHopDX, the hip-hop music news site. In addition, WMG counts storytelling powerhouse Warner Music Entertainment and social media content creator IMGN among its many brands. Follow WMG on Instagram, Twitter, LinkedIn, and Facebook.

Media Contacts

James Steven

James.Steven@wmg.com

Summer Wilkie

Summer.Wilkie@wmg.com

Investor Relations Contact

Kareem Chin

Kareem.Chin@wmg.com